Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Partners

Mid-Con Energy Partners, LP

We have audited the accompanying statement of revenues and direct operating expenses of certain oil property located in Creek County, Oklahoma acquired by Mid-Con Energy Partners, LP for the year ended December 31, 2013 and the related notes to the financial statement.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of certain oil property located in Creek County, Oklahoma acquired by Mid-Con Energy Partners, LP in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

September 26, 2014

Creek County, Oklahoma Acquired Property

Statements of Revenues and Direct Operating Expenses

(In thousands)

	Six months ended		Year ended
	June 30,		December 31,
	2014	2013	2013
	(unaudited)	(unaudited)
Revenues:
Oil sales	$6,575	$4,721	$9,837
Gas sales	90	68	118

Total revenues	6,665	4,789	9,955

Direct operating expenses:
Lease operating expenses	854	1,339	2,160
Oil and gas production taxes	481	351	718

Total direct operating expenses	1,335	1,690	2,878

Revenues in excess of direct operating expenses	$5,330	$3,099	$7,077

See accompanying notes to the financial statements

Creek County, Oklahoma Acquired Property

Notes to Statements of Revenues and Direct Operating Expenses

Note 1. Organization and Nature of Operations

Certain oil property located in Creek County, Oklahoma was acquired by Mid-Con Energy Partners, LP (the “Partnership”, “we”, “our”, or “us”). The accompanying financial statements present the revenues and direct operating expenses of the property acquired. Mid-Con Energy Partners, LP is a publicly held Delaware limited partnership that engages in the acquisition, exploitation and development of producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Our general partner is Mid-Con Energy GP, LLC, a Delaware limited liability company.

Note 2. Acquisitions

On August 5, 2014, the Partnership acquired from one of its affiliates, Mid-Con Energy III, LLC (“Mid-Con Energy III”), certain oil property located in Creek County, Oklahoma (the “Acquired Property”). The purchase price for the Acquired Property was approximately $56.5 million, subject to customary post-closing price adjustments. The Partnership paid the aggregate purchase price with (i) approximately $4.5 million in cash, financed through borrowings under the Partnership’s revolving credit facility, and (ii) the issuance of 2,214,659 limited partner units representing limited partner interests in the Partnership, having an approximate value of $52.0 million. The value of the limited partner units issued as partial consideration for the acquisition was based on the trailing ten day volume weighted average price of the limited partner units which approximated the fair value of the units issued as consideration on the closing date of the transaction.

The acquisition has been accounted for using the acquisition method and the assets acquired and liabilities assumed were recorded at fair market value.

Note 3. Summary of Significant Accounting Policies

Basis of presentation

The accompanying Statements of Revenues and Direct Operating Expenses and related notes present the revenues and direct operating expenses related to the Acquired Property for the six months ended June 30, 2014 and 2013 and for the year ended December 31, 2013. Based on the Partnership’s December 31, 2013 audited financial statements, the purchase price of the Acquired Property ($56.5 million) represents approximately 23% of Mid-Con Energy Partners, LP total assets ($248.8 million).

The Statements of Revenues and Direct Operating Expenses are only presented because it is not practicable to obtain full historical audited financial statements with respect to the Acquired Property. The Acquired Property was not held as a separate subsidiary of Mid-Con Energy III and therefore separate financial statements are not available. The accompanying Statements of Revenues and Direct Operating Expenses do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization or accretion of discounts on asset retirement obligations because the property interests acquired represent only a portion of the seller’s business and the costs incurred by the seller are not necessarily indicative of the costs the Partnership will incur.

Revenue recognition

The sales method of accounting for crude oil and natural gas revenues for the Acquired Property was utilized during the period presented. Under this method, revenues are recognized based on the acquired ownership share of actual proceeds from oil and natural gas sold to purchasers.

Note 4. Subsequent Events

Management has evaluated subsequent events through September 26, 2014, the date the financial statements were available to be issued. No subsequent events were identified requiring additional recognition or disclosure in the accompanying financial statements.

Note 5. Supplementary Financial Information for Oil and Gas Producing Activities (Unaudited)

An analysis of the Acquired Property proved oil and gas reserves as estimated by the Partnership is presented below for the year ended December 31, 2013:

	Oil	Gas
	(MBbls)	(MMcf)	Mboe
Proved developed and undeveloped reserves:
As of December 31, 2012 (1)	2,475	1,363	2,703
Production	(102)	(64)	(113)

As of December 31, 2013	2,373	1,299	2,590

Proved developed and undeveloped reserves at December 31, 2013:	2,373	1,299	2,590

(1)	Due to the unavailability of the reserve information required for the beginning period, the proved reserves as of December 31, 2012 were calculated starting with the proved reserves as of December 31, 2013 and adding back production that occurred in 2013.

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recoverable through existing wells with existing equipment and operating methods.

The prices utilized in calculating the total proved reserves were $96.78 per Bbl of oil and $3.67 per Mmbtu of gas. The prices were adjusted by lease for quality, transportation fees, location differentials, marketing bonuses or deductions or other factors affecting the price received at the wellhead.

The standardized measure represents the present value of estimated future cash inflows from proved oil and gas reserves, less future development, production, plugging and abandonment costs, discounted at the rate prescribed by the SEC. The standardized measure of discounted future net cash flow does not purport to be, nor should it be interpreted to represent, the fair market value of the proved oil and natural gas reserves. The following assumptions have been made:

•	In the determination of future cash inflows, sales prices used for oil for the year ended December 31, 2013 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month in such period.

•	Future costs of developing and producing the proved oil and reserves were based on costs determined at each such period-end, assuming the continuation of existing economic conditions.

•	No future income tax expenses are computed because the Partnership is a non-taxable entity.

•	Future net cash flows were discounted at an annual rate of 10%.

The Acquired Property standardized measure of discounted future net cash flow relating to estimated oil and natural gas reserves is presented below as of December 31, 2013:

December 31,
2013
Future cash inflows	$234,729
Future production costs	(99,108)
Future development costs	(5,447)
Future income tax expense	—

Future net cash flow	130,174
10% discount for estimated timing of cash flow	73,888

Standardized measure of discounted cash flow	$56,286

The principal changes in the standardized measure of discounted future net cash flow attributable to the Acquired Property estimated oil and natural gas reserves are presented below for the period ended December 31, 2013:

December 31,
2013
Standardized measure of discounted future net cash flow, beginning of period	$57,724
Sales, less production costs	(7,077)
Accretion of discount	5,639

Standardized measure of discounted future net cash flow, end of period	$56,286